Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-163573) of Dendreon Corporation and in the related Prospectuses and to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-160614, 333-39634, 333-107551, 333-85032, and 333-143251) pertaining to the 2009 Equity Incentive Plan, 2000 Equity Incentive Plan, as amended, the 2000 Employee Stock Purchase Plan, and the 2002 Broad Based Equity Incentive Plan of our reports dated February 22, 2010, with respect to the consolidated financial statements of Dendreon Corporation and the effectiveness of internal control over financial reporting of Dendreon Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young
Seattle, Washington
February 22, 2010